SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant                        X
                                             -----
Filed by a Party other than  the Registrant
                                             -----

Check the appropriate box:


          Preliminary Proxy Statement
---------
          Confidential, for Use of the Commission Only (as permitted by Rule --------- 14a-6(e)(2))

     X    Definitive Proxy Statement
---------
          Definitive Additional Materials
---------
          Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
---------


                                    PSC Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

  X      No fee required
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         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
--------
         1)  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

         3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):


         ----------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

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         5) Total fee paid:

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         Fee paid previously with preliminary materials.

--------

          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount previously paid:
                                          -------------------------------------
         2)       Form, Schedule or Registration Statement No.
                                                              -----------------
         3)       Filing party:
                               ------------------------------------------------
         4)       Date filed:
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

                                    PSC Inc.
                                 675 BASKET ROAD
                             WEBSTER, NEW YORK 14580

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held
                                   May 6, 1997


TO THE SHAREHOLDERS OF PSC Inc.:

         The annual meeting of shareholders of PSC Inc. (the "Company") will be held on Tuesday, May 6, 1997 at 9:00 a.m. at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York (the "Annual Meeting") for the following purposes:

         1.       To elect three (3) directors, each to serve a three-year term.

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed.

         SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                                            By Order of the Board of Directors


                                                     MARTIN S. WEINGARTEN
                                                              Secretary



DATED:  Rochester, New York
             March 31, 1997

                                    PSC Inc.
                                 675 Basket Road
                             Webster, New York 14580

                                 PROXY STATEMENT

                               GENERAL INFORMATION


         This Proxy Statement is furnished to shareholders of PSC Inc. (the "Company") by the Board of Directors (the "Board") of the Company in connection with the solicitation of the enclosed proxy for use at the annual meeting of shareholders to be held on Tuesday, May 6, 1997 at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the "Annual Meeting").

         The principal executive offices of the Company are located at 675 Basket Road, Webster, New York 14580, and the Company's telephone number is
(716) 265-1600. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is March 31, 1997.

Voting Information

         Only shareholders of record at the close of business on March 24, 1997 will be entitled to notice of and to vote at the Annual Meeting. As of March 24, 1997, 11,178,725 common shares, par value $.01 per share, of the Company ("Common Shares") were outstanding and entitled to vote at the Annual Meeting. Shareholders are entitled to cast one vote for each share held of record at the close of business on March 24, 1997 on each matter submitted to a vote at the Annual Meeting. Any shareholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, 675 Basket Road, Webster, New York 14580, or by voting in person at the Annual Meeting. If a shareholder is not attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

         When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instruction of the shareholder. If no specific instructions are given, the shares will be voted FOR the election of the three nominees as directors.

         The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

         The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

         Under the law of New York, the Company's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. Usually, this occurs where brokers have not received instructions from clients, in which case, brokers are permitted to vote on "routine" matters but not on non-routine matters. The missing votes on non-routine matters are broker non-votes.

         Directors are elected by a plurality of the affirmative votes cast (assuming a quorum is present at the Annual Meeting). Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast.

Proxy Solicitation

         The entire cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies, personally or by telephone, telegram or cable. The Company may also request brokers, banks, nominees, custodians, fiduciaries and others to forward soliciting material to the beneficial owners of the Company's Common Shares and will reimburse such persons for reasonable expenses incurred in forwarding such materials. In addition, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in distribution of proxy solicitation materials and solicitation and collection of proxies for an anticipated fee of not more than $4,000 plus out-of-pocket expenses.

Proxy Statement Proposals

         At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the annual meeting.

         Shareholders of the Company also may submit proposals for inclusion in the proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company's 1998 proxy material, a shareholder's proposal must be received not later than December 1, 1997 at the principal office of the Company, 675 Basket Road, Webster, New York 14580.

         In addition, the Company's Bylaws provide that in order for business to be brought before an annual meeting of shareholders, a shareholder must deliver written notice to the Secretary of the Company not less than 90 days prior to the date of the meeting. The notice must set forth the shareholder's name, address and number of shares of Company stock held, a representation that the shareholder intends to appear in person or by proxy at the meeting to make the proposals, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest of the shareholder in the proposals and such other information regarding the proposal as would be required to be included in a proxy statement. No such notice has been received by the Company.

         The Bylaws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be delivered not less than 90 days before the date of a meeting of shareholders. The notice must set forth the name and address and number of shares of Company stock owned by the shareholder, the name and address of the person to be nominated, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such shareholder, the business address and experience during the past five years of the nominee, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company, if elected. No such notice has been received by the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is information regarding beneficial ownership of the Company's Common Shares as of February 1, 1997 by (i) each entity or person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Shares, (ii) each of the Company's directors, (iii) each of the Company's current executive officers named in the Summary Compensation Table, and (iv) all directors and current executive officers of the Company as a group. The information as to each person has been furnished by such person and entity, and, except as noted, each person and entity named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

                            Certain Beneficial Owners

                                             Shares                    Percent
Name and Address                           Beneficially             Beneficially
of Beneficial Owner                          Owned                     Owned
-------------------                           -----                     -----


L. Michael Hone (1) .......................  1,182,805                    9.76%
  675 Basket Road
  Webster, NY 14580


Spectra-Physics, Inc. (2) .................    977,135                    8.75%
  108 Webster Bldg.
  3411 Silverside Road
  Wilmington, DE 19810


Martindale Andres & Company, Inc. (3)          568,050                    5.09%
  200 Four Falls Corporate Center,Suite 200
  West Conshohocken, PA 19428

----------------------------

(1) Includes 957,226 shares subject to acquisition by the exercise of stock options which are, or within 60 days after February 1, 1997 will be, exercisable.

(2) On July 12, 1996, Spectra-Physics, Inc. ("SPI") received 977,135 Common Shares of the Company as part of the consideration for the sale to the Company of the stock of Spectra-Physics Scanning Systems, Inc. ("Spectra") and certain other assets owned by SPI and certain of its affiliated entities.

(3) Martindale Andres & Company, Inc. ("MA") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of Keystone Financial, Inc. MA has advised the Company that, as of February 1, 1997, it has the sole voting power with respect to 199,200 shares and the sole dispositive power with respect to all of such shares. MA has also advised the Company that all of such shares are held in advisory accounts of MA. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.

                        Directors and Executive Officers

                                                     Shares           Percent
Name of Beneficial                                 Beneficially     Beneficially
     Owner                                           Owned             Owned
-----------------                                  ------------     -----------
L. Michael Hone* ...............................   1,182,805 (1)        9.76%
Jay M. Eastman* ................................     162,788 (1)(2)     1.44%
Robert S. Ehrlich* .............................     226,249 (1)(3)     2.01%
James W. Henry* ................................     226,473 (1)(4)     2.03%
Donald K. Hess* ................................      35,119 (1)          +
Thomas J. Morgan* ..............................       1,700              +
James C. O'Shea* ...............................      24,741 (1)          +
Jack E. Rosenfeld* .............................      23,608 (1)          +
Justin L. Vigdor* ..............................      17,249 (1)          +
Stuart M. Itkin ................................       5,427 (1)          +
William L. Parnell, Jr .........................         -0-
Brad R. Reddersen ..............................         -0-
William J. Woodard .............................      63,105 (1)          +
All directors and current executive
officers  as a group including those
named above (24 persons) .......................   2,267,644 (5)      17.85%


* Member of the Board of Directors of the Company

+ Less than 1%

(1) Includes the following shares subject to acquisition by the exercise of stock options which are, or within 60 days after February 1, 1997 will be, exercisable and are therefore deemed under Securities and Exchange Commission regulations to be beneficially owned: Messrs. Henry, Hess, O'Shea, Rosenfeld and Vigdor, 13,249 shares each; Mr. Hone, 957,226 shares; Mr. Ehrlich, 96,249 shares; Dr. Eastman, 117,828 shares; Mr. Itkin, 4,375 shares; Mr. Woodard, 61,605 shares.

(2) Includes 3,121 shares held by Dr. Eastman's wife, 16,005 shares held by his wife as custodian for their minor children and 3,465 shares held by his children.

(3) Includes  15,000  shares held by Ehrlich & Co. and 80,000 shares held in the
R. S. Ehrlich & Co. Pension Plan Trust (the pension plan for Ehrlich & Co.). Mr. Ehrlich is the senior partner in Ehrlich & Co. and may be deemed to be in control of that partnership. Accordingly, he may be deemed to beneficially own the shares owned by Ehrlich & Co. and by the R. S. Ehrlich & Co. Pension Plan Trust.

(4) Includes 68,999 shares held by Pacific Risk Management, Inc., 105,000 shares held by Pacific Risk Management, Inc. Pension Plan and Trust and 36,666 shares held by Mr. Henry's wife. Mr. Henry is President of Pacific Risk Management, Inc. and may be deemed to be in control of that corporation. Accordingly, he may be deemed to beneficially own the shares owned by Pacific Risk Management, Inc. and by Pacific Risk Management, Inc. Pension Plan and Trust.

(5) Includes 1,544,629 shares subject to acquisition by the exercise of stock options which are, or within 60 days after February 1, 1997 will be, exercisable.

                              ELECTION OF DIRECTORS (Proxy Item 1)

         The Board of Directors is composed of nine members and divided into three classes, with each class consisting of three directors. The directors of each class will be elected to three-year terms, with one class being elected each year.

         The term of directors in one class, consisting of three directors, expires in 1997. At the Annual Meeting, Messrs. Donald K. Hess, James C. O'Shea and Justin L. Vigdor, will be nominated to serve until the Annual Meeting of Shareholders in 2000 and until their successors have been duly elected and qualified. All of the nominees for directors are incumbent directors. Unless otherwise instructed on the proxy card, the proxy will be voted for the election of the three nominees for directors. If you do not wish your shares to be voted for particular nominees, please so indicate in the space provided on the proxy card.

         If one or more of these nominees becomes unable or unwilling to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominee(s) and for any substitute nominee(s) designated by the Board of Directors. The Board of Directors does not anticipate that any nominee will be unavailable or unable to serve.

Information Concerning Nominees for Directors and other Incumbent Members of the
--------------------------------------------------------------------------------
Board of Directors
------------------

         Certain biographical and other information about the three nominees for election as directors and the directors continuing in office is presented below.

Nominees for directors to be elected for a three-year term expiring in 2000:
----------------------------------------------------------------------------

         Donald K. Hess, age 66, has served as a director of the Company since 1987. From 1975 until his retirement in December 1995, Mr. Hess was Vice President of the University of Rochester, Rochester, New York. He currently continues his association with the University of Rochester on a part-time basis as Vice President Emeritus.

         James C. O'Shea, age 51, has served as a director of the Company since 1989. He has been Chairman of the Board and Chief Executive Officer of Bioject Inc., a medical device manufacturer of needle-free injection systems in Portland, Oregon, since April 1995. Prior thereto, he was President of Biopure Corporation, a biomedical manufacturer in Boston, Massachusetts, from January 1989 until April 1995.

         Justin L. Vigdor, age 67, has served as a director of the Company since 1989. He has been an attorney since 1951 and is a partner in the law firm of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, Rochester, New York, counsel to the Company. He is also a director of IEC Electronics Corp. in Newark, New York.

Directors whose terms expire in 1998:
-------------------------------------

         Robert S. Ehrlich, age 59, has served as a director of the Company since 1983 and is currently Vice Chairman of the Board of Directors. He was Chairman of the Board of Directors from December 1987 until July 1992. Since January 1995, Mr. Ehrlich has been engaged to provide consulting services to the Company. From August 1991 until December 1994, Mr. Ehrlich was employed by the Company as a senior management executive. Mr. Ehrlich has been Chairman of the Board of Electric Fuel Corporation ("EFC") since January 1993 and Chief Financial Officer of EFC since May 1991. EFC is an Israel-based company engaged in the research, development and commercialization of a powering system for electric vehicles based on a mechanically rechargeable zinc air battery system.

     L. Michael Hone, age 47, has served as Chairman of the Board of Directors since July 1992, as a director of the Company since December 1987, as Chief Executive Officer since April 1989 and as President from 1987 until 1996. He has held various sales and management positions with the Company since 1981. Mr. Hone is an inventor on five United States patents owned by the Company. Mr. Hone is also a director of Verax Systems, Inc. and Rochester Healthcare Information Group, Inc., both of Rochester, New York. In addition, Mr. Hone is President of AIM (Automatic Identification Manufacturers) International and a director and past chairman of AIM, U.S.A.

     Jack E. Rosenfeld, age 58, has served as a director of the Company since 1989. He was President and Chief Executive Officer of Hanover Direct, Inc. (formerly Horn & Hardart Co.) from September 1990 until January 1996 and President and Chief Executive Officer of its direct marketing subsidiary from May 1988 until January 1996. Mr. Rosenfeld continues to serve with Hanover Direct, Inc. as a Senior Board Advisor. He is also a director of EFC.

Directors whose terms expire in 1999:
-------------------------------------

     Dr. Jay M. Eastman, age 48, has served as a director of the Company since April 1996. He has served as Senior Vice President, Strategic Planning since January 1996 and as Executive Vice President of the Company from December 1987 until December 1995. He joined the Company in 1986 when the Company acquired Optel Systems, Inc., a corporation which he co-founded and for which he served as Chairman, President, Chief Executive Officer and director from its formation in 1981. Dr. Eastman is also President, Chief Executive Officer and major shareholder of Lucid Technologies, Inc. ("Lucid"), Rochester, New York, a corporation he founded in November 1991. Lucid designs and manufactures custom electro-optical instrumentation for application in fields such as desktop publishing and medical diagnosis. Until January 1983, Dr. Eastman was Director of the University of Rochester's Laboratory for Laser Energetics. Dr. Eastman holds Ph.D. and Bachelor's degrees in Optics from the University of Rochester and is an inventor on 18 United States patents owned by the Company. Dr. Eastman is also a director of EFC.

         James W. Henry, age 45, has served as a director of the Company since 1989. He has been President of Pacific Risk Management, Inc., San Francisco, California, a securities trading company, since April 1977.

         Thomas J. Morgan, age 61, has served as a director of the Company since April 1996. Mr. Morgan is a consultant in quality control for the food and beverage industry and in marketing for new businesses. Mr. Morgan was the President and Chief Executive Officer from October 1984 until January 1993 and Chairman of the Board from January 1993 until January 1995 of Verax Systems, Inc., Rochester, New York, a manufacturer of data collection and specialized software for statistical process control.


Information Regarding the Board and its Committees
--------------------------------------------------

         The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company and its subsidiaries and appoints the corporate officers of the Company who are responsible for conducting business on a day-to-day basis. In 1996, the Board of Directors held nine meetings.

         To assist in the discharge of its responsibilities, the Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

         The Audit Committee has the responsibility for recommending the appointment of the Company's outside auditors, reviewing the scope and results of audits, and reviewing internal accounting controls and systems. These reviews include meetings with the independent auditors and representatives of management, as well as separate and private meetings with the independent auditors to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received. In addition, the Audit Committee reviews the estimated fees and types of non-audit services to be rendered to the Company by the independent accountants for the coming year. The minutes of the Audit Committee meetings as well as all of the recommendations of the Audit Committee are submitted to the full Board of Directors. The Audit Committee, currently consisting of Messrs. Hess (Chairman), Morgan and Rosenfeld, held two meetings in 1996.

         The Executive Committee is authorized to exercise the powers of the Board of Directors in the interval between regular meetings of the Board and serves as the investment committee of the Board. The Executive Committee, currently consisting of Messrs. Ehrlich (Chairman), Henry, Hone and Rosenfeld, did not meet during 1996.

         The Compensation Committee (a) administers the Company's 1987 and 1994 Stock Option Plans and any other stock option plan of the Company, (b) administers the Company's 1995 Employee Stock Purchase Plan, (c) reviews and makes recommendations with respect to management compensation, including salaries and bonus awards, (d) examines the impact and effect of various benefits and incentive plans and reviews and recommends changes or amendments to such programs to the Board, and (e) reviews and approves employee and consulting agreements. The Compensation Committee, currently consisting of Messrs. O'Shea (Chairman), Henry and Rosenfeld, held two meetings and took action by unanimous written consent five times during 1996.

         The Nominating Committee considers and recommends individuals to be proposed for election as directors at the annual meeting of shareholders and to fill vacancies existing on the Board. The Company's Bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders. See "GENERAL INFORMATION - Proxy Statement Proposals." The Nominating Committee, currently consisting of Messrs. Vigdor (Chairman), Ehrlich and O'Shea, did not meet during 1996.

         Each director attended 75% or more of the meetings held by the Board of Directors and the committees on which the director served.

Compensation of Directors
-------------------------

         Directors who are employees or consultants of the Company (Messrs. Hone, Eastman and Ehrlich) receive no compensation for their services as directors or as members of committees. Each director who is not an employee or consultant of the Company is paid $400 for each Board and Committee meeting attended by him, except that no more than $400 is paid if more than one meeting occurs on the same day. For 1996, an aggregate of $22,400 in meeting fees was paid to the six current non-employee directors. Each non-employee director is also reimbursed the reasonable expenses incurred in attending the meeting. In addition, each of the six current non-employee directors received $7,500 for services rendered in 1996.

         Under the Company's plan for Deferral of Directors' Fees (the "Deferral Plan"), each director who is not an employee of the Company may elect each year to defer all or part of his director's fees by filing an irrevocable election with the Company before the beginning of the year or such shorter period for which the election may be effective. Each participating director will have the deferred compensation credited to an account that will also be credited with an assumed interest at an annual rate that is equal to the prime interest rate of the Company's senior institutional lender. The amount in each participating director's account, including the accrued assumed interest, will be paid in accordance with the payment option selected by the participating director at the time the irrevocable election is made. Under the Deferral Plan, a participating director may elect to receive either lump sum or installment payments (not exceeding ten installments). During 1996, no directors participated in the Deferral Plan and no assumed interest was accrued.

         The Company's 1987 Stock Option Plan (the "1987 Plan") and the Company's 1994 Stock Option Plan (the "1994 Plan") each provides for automatic grants of stock options to each member of the Board of Directors who is not also an employee or consultant of the Company. All directors, except Messrs. Hone, Eastman and Ehrlich, are non-employee directors.

         Under the 1987 Plan as amended, a Non-Employee Director Stock Option ("NEDSO") for 3,333 shares will be granted to each non-employee director automatically every year on the date of the Annual Meeting of Shareholders and pursuant to the 1994 Plan, a NEDSO for 3,167 shares will automatically be granted to each non-employee director at the same time. At such time as there no longer are shares available for options under the 1987 Plan, NEDSOs for 6,500 shares will be granted to each non-employee director under the 1994 Plan each year on the date of the Annual Meeting.

         On the date of the 1996 Annual Meeting of Shareholders, NEDSOs to purchase an aggregate of 6,500 shares were granted to each non-employee director at a purchase price of $9.00 per share, the fair market value on the date of the grant. Said NEDSOs are exercisable in two equal installments on April 30, 1997 and April 30, 1998 and terminate on April 30, 2001.

         Under a consulting agreement with the Company, Mr. Ehrlich renders services to the Company from time to time in such areas as strategic planning, corporate development, mergers and acquisitions and development of overseas markets. In 1996, he received a consulting fee of $54,000. The consulting agreement with Mr. Ehrlich contains a covenant not-to-compete. The agreement terminated in December 1996. In February 1997, Mr. Ehrlich was elected Vice Chairman of the Board of Directors. To reflect his additional duties and responsibilities, it is anticipated that a new compensation arrangement will be entered into with Mr. Ehrlich.

Directors' and Officers' Liability Insurance Policy
---------------------------------------------------

         The Company has an insurance policy for $10,000,000 effective until January 20, 1998, which protects its officers and directors against losses which certain persons may incur because of their acts or omissions as officers or directors. The policy is underwritten by National Union Fire Insurance Company at an annual premium of $190,000.

                         EXECUTIVE OFFICER COMPENSATION

Recent Development
------------------

         On July 12, 1996, the Company acquired, among other things, all of the outstanding stock of Spectra-Physics Scanning Systems, Inc. ("Spectra") from Spectra-Physics, Inc. Certain officers of Spectra became executive officers of the Company at various times subsequent to July 12, 1996. The following data incorporates compensation data with respect to said officers. In addition, the Company entered into a six-month employment arrangement with John O'Brien, who had been President of Spectra. See "Employment Contracts and Severance and Change-in-Control Arrangements."

Summary Compensation Table
--------------------------

         Set forth below is information concerning the cash and non-cash compensation for services in all capacities to the Company for the fiscal years 1996, 1995 and 1994 received by (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers in the employ of the Company at December 31, 1996, and on the date hereof, (the individuals in (i) and (ii), collectively, the "Named Executive Officers").



                          Summary Compensation Table
                                                                                Long-Term
                                                                               Cmpensation
                                                                               ------------
                                                    Annual Compensation          Awards
                                      -----------------------------------------  ------
                                                                  Other
                                                                  Annual       Securities        All Other
                                                                Compensation   Underlying     Compensation
Name & Principal Position (1)   Year  Salary($)   Bonus($)(2)   ($)(3)         Options(#)          ($)(4)
--------------------------      ----  ---------   -----------   ----------     ----------     -------------

L.Michael Hone ..............   1996   $338,154   $168,250      $ 89,726        44,680          $  6,157
  Chairman of the Board .....   1995   $243,124   $ 86,426      $ 74,611          --            $  7,275
  and Chief Executive Officer   1994   $185,000   $108,531      $ 63,483       820,833          $  4,550

William J. Woodard (5) ......   1996   $136,606   $ 49,600          --          28,125          $  4,106
  Vice President, Treasurer .   1995   $116,000   $  7,273      $ 19,118          --            $  3,438
  and Chief Financial Officer   1994   $ 43,541   $ 12,315          --          57,230          $  1,499

William L. Parnell, Jr. (6) .   1996   $ 71,502   $167,042      $102,754        35,000          $  2,146
  Vice President, Operations

Brad R. Reddersen (6) .......   1996   $ 72,273   $165,441          --          35,000          $  1,809
  Vice President, Engineering
  and Product Development

Stuart M. Itkin (7) .........   1996   $127,356  $ 31,300     $ 32,908          15,625         $   2,668
  Vice President, Marketing .   1995   $ 94,615  $  4,512     $ 31,484          25,000         $   1,991



(1)      Identified positions are as of February 1, 1997.

(2) Bonus amounts to Messrs. Hone, Woodard and Itkin are payable pursuant to the Company's Management Incentive Plan and Employee Profit Sharing Plan. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
COMPENSATION." In addition, a portion of Mr. Hone's bonus for each of 1996 and 1995 consists of a Recognition Bonus. See "Employment Contracts and Severance and Change-in-Control Arrangements." Bonus amounts to Messrs. Parnell and Reddersen are payable pursuant to Spectra's 1996 Management Incentive Plan and Phantom Stock Option Plan. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

     (3) Except as noted, none of the Named Executive Officers received personal benefits in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus for 1996, 1995 or 1994. The amounts in this column for 1996 include the following: Mr. Hone: $31,287 for amounts paid on his behalf for premiums on enhanced life and disability insurance policies; $37,019 for amounts paid in lieu of vacation accrued; and other amounts for automobile expenses and reimbursement for personal financial planning services. Mr. Parnell: $86,007 for relocation expenses and the balance for amounts paid in lieu of vacation accrued. Mr. Itkin: $9,627 for automobile expenses; $12,927 representing an allowance for housing expenses; and other amounts representing reimbursement for personal financial planning services and payments in lieu of vacation accrued.

     The  amounts in this  column for 1995  include  the  following:  Mr.  Hone:
$23,594 for amounts paid on his behalf for premiums on enhanced life and disability insurance policies; $27,500 for amounts paid in lieu of vacation accrued; and other amounts for automobile expenses and reimbursement for personal financial planning services. Mr. Woodard: $10,296 for automobile expenses; and other amounts for personal financial planning services, premiums on enhanced life and disability insurance policies and payments in lieu of vacation accrued. Mr. Itkin: $8,078 for automobile expenses; $13,547 representing an allowance for housing expenses; and other amounts for personal financial planning services and relocation expenses.

         The 1994 amount for Mr. Hone includes $36,691 for reimbursement for family travel expenses and other amounts for automobile expenses, for personal financial planning services and for payments in lieu of vacation accrued.

(4)      The amounts in this column for 1996 consist of the following:

         (a) the Company's matching contributions to its 401(k) Plans as follows: Mr. Hone-$4,750; Mr. Woodard-$3,410; Mr. Parnell-$2,146; Mr. Reddersen -$1,809; Mr. Itkin-$2,070.

         (b) the actuarially determined value of the Company-paid premiums on "split-dollar" life insurance as follows: Mr. Hone-$1,407; Mr. Woodard-$696; Mr. Itkin-$598.

         The amounts in this column for 1995 consist of the following:

         (a) the Company's matching contributions to its 401(k) Plan as follows: Mr. Hone - $3,750; Mr. Woodard - $2,838; Mr. Itkin - $1,476.

         (b) the amount paid on behalf of the individual for premiums on "split-dollar" life insurance as follows: Mr. Hone - $3,525; Mr. Woodard - $600; Mr. Itkin - $515

         The amounts in this column for 1994 represent the Company's matching contributions to its 401(k) Plan.

(5)      Mr. Woodard became an executive officer on August 8, 1994.

(6) Messrs. Parnell and Reddersen had been executive officers of Spectra prior to its acquisition by the Company on July 12, 1996. On that date Messrs. Parnell and Reddersen became employees of the Company retaining their same positions at Spectra, and thereafter became executive officers of the Company in September 1996 and December 1996, respectively. While the salary amounts for Messrs. Parnell and Reddersen reflect payments for the period July 12, 1996 through December 31, 1996, the bonus amounts for them were based upon the full year financial performance of Spectra as though it had not been acquired in July 1996 and were paid in their entirety by the Company.

(7)      Mr. Itkin became an executive officer of the Company on March 13, 1995.

Options and Stock Appreciation Rights
-------------------------------------

         The following tables summarize option grants and exercises during fiscal 1996 to or by the Named Executive Officers, and the value of the options held by such persons at the end of fiscal 1996. No stock appreciation rights ("SARs") have ever been granted by the Company.

                              Option Grants in 1996

                                                                                       Potential Realizable Value
                                                                                          at Assumed Annual Rates
                                                                                        of Stock Price Appreciation
                                            Individual Grants                                for Option Term(1)
                        -------------------------------------------------------------   ----------------------------
                         Number of         Percent of
                         Securities      Total Options
                         Underlying        Granted to      Exercise or
                          Options         Employees in      Base Price     Expiration
        Name            Granted (#)     Fiscal 1996 (2)   ($/Share)(3)     Date (4)       5% ($)         10% ($)
        ----            -----------     ---------------   ------------     --------       ------         -------

L. Michael Hone          44,680 (5)           4.7%        $7.875           1/12/01        $97,179        $214,687

William J. Woodard       13,125 (5)           1.4%        $7.875           1/12/01        $28,547        $ 63,066
                         15,000 (6)           1.6%        $6.875           10/4/02        $35,025        $ 79,575

William L. Parnell,      35,000 (7)           3.7%        $6.875           10/4/02        $81,725        $185,675
Jr.

Brad R. Reddersen        35,000 (6)           3.7%        $6.875           10/4/02        $81,725        $185,675

Stuart M. Itkin          13,125 (5)           1.4%        $7.875           1/12/01        $28,547        $ 63,066
                          2,500 (6)           0.3%        $6.875           10/4/02        $ 5,838        $ 13,263


     (1) The potential realizable value portion of the table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Shares over the term of the options. This hypothetical value is based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the term of the options granted in 1996. The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only, and are not intended to predict future performance and prospects.

     (2) Percentages indicated are based on a total of 953,419 options granted to 187 employees during 1996.

     (3) The exercise price per share is 100% of fair market value of the Company's Common Shares on the date of grant.

     (4) All stock options expire five to six years after the date of grant.

     (5) Options were granted pursuant to the 1987 Stock Option Plan on January 12, 1996 and were exercisable in three equal installments on January 12, 1997, January 12, 1998 and January 12, 1999, respectively.

     (6) Options were granted pursuant to the 1987 Stock Option Plan on October 4, 1996 and are exercisable in four equal installments on October 4, 1997, October 4, 1998, October 4, 1999 and October 4, 2000, respectively.

     (7) Options were granted pursuant to the 1994 Stock Option Plan on October 4, 1996 and are exercisable in four equal installments on October 4, 1997, October 4, 1998, October 4, 1999 and October 4, 2000, respectively.




       AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

                                                           Number of Securities             Value of Unexercised
                                                           Underlying Unexercised Options   In-the-Money Options at
                                                           at December 31, 1996 (#)         December 31, 1996 ($)(2)
                                                           ------------------------         ------------------------
                        Shares Acquired        Value
Name                    on Exercise (#)   Realized ($)(1)  Exercisable     Unexercisable  Exercisable     Unexercisable
----                    ---------------   ---------------  -----------     -------------  -----------     -------------

L. Michael Hone .......   58,500            $ 98,850         929,833         194,680        $125,375         $34,375

William J. Woodard ....    ----               ----            57,230          28,125             ---         $ 3,750

William L. Parnell, Jr.    ----               ----              ----          35,000             ---         $ 8,750

Brad R. Reddersen .....    ----               ----              ----          35,000             ---         $ 8,750

Stuart M. Itkin .......    ----               ----              ----          40,625             ---         $   625




(1) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Shares from the option grant date to the option exercise date. Value is calculated based on the difference between the option price and closing market price of the Common Shares on the date of exercise multiplied by the number of shares to which the exercise relates. No cash is realized until the shares received upon exercise of an option are sold.

(2) The closing price for the Company's Common Shares as reported by the Nasdaq National Market on December 31, 1996 was $7.125. Value is calculated on the basis of the difference between the option price and $7.125 multiplied by the number of Common Shares underlying the option.


Employment Contracts and Severance and Change-in-Control Arrangements
---------------------------------------------------------------------

         L. Michael Hone

         On September 14, 1995, the Company entered into an employment agreement (the "Agreement") with Mr. Hone designed to assure the Company of his continued employment as Chairman of the Board and Chief Executive Officer. The "Initial Term" under the Agreement will expire on December 31, 1999. However, unless written notice is given to the contrary by either the Company or Mr. Hone at least 180 days prior to the expiration date, the employment period will automatically be extended for an additional two years (the "Additional Term").

         Under the Agreement, Mr. Hone receives a salary ("Base Salary") at the annual rate of not less than $325,000, a recognition bonus ("Recognition Bonus") in each year during the Initial Term and the Additional Term in an amount not less than 25% of the Base Salary then in effect, and a performance bonus ("Performance Bonus"), each year beginning January 1, 1996, if the Company achieves or exceeds a certain performance goal ("Performance Goal"), as adopted by the Board of Directors prior to the beginning of each year. As amended in February 1997, the Performance Bonus ranges from 0% to 170% of Base Salary and no Performance Bonus will be paid if less than 80% of the Performance Goal is achieved. The Performance Goal will be the same as the performance measures established for all key employees pursuant to the terms of the Company's recently adopted Management Incentive Plan. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

         Under the Agreement, the Company is paying the premiums associated with a personal life insurance policy with a minimum coverage of $5,000,000 in term insurance, which policy is owned by Mr. Hone, and the Company will provide to Mr. Hone a retirement benefit equal to 60% replacement of his compensation. The Agreement also provides for the forgiveness of certain indebtedness under certain circumstances. See "Interest of Directors and Management in Certain Transactions" below.

         If Mr. Hone's services are terminated without cause (as defined below), the Company will continue to pay him the Base Salary, the Recognition Bonus, and Performance Bonus and all benefits in the same manner and at the same times until the end of the Initial Term or Additional Term, as the case may be.

         The Agreement contains a covenant not-to-compete for a period of 36 months after the expiration of the Initial Term and the Additional Term, if any. In the event of the termination of the services of Mr. Hone for disability or without cause (as defined below) or at the expiration of the Term of the Agreement or at the expiration prior to age 60 of any mutually agreed upon extension of his employment, the Company will pay Mr. Hone in 36 equal monthly installments over the three-year non-competition period an amount equal to three times the sum of the Base Salary and Recognition Bonus, as then in effect. In addition, all benefits will continue for a period of three years after such termination.

         In the event the termination of Mr. Hone's services by the Company as a result of a Change-in-Control (as defined below) or upon the resignation of Mr. Hone in certain circumstances following a Non-Approved Change-in-Control (as defined below), the Company will pay Mr. Hone an amount equal to three times the sum of his Base Salary and Recognition Bonus, as then in effect, and all benefits will continue for a period of three years after such termination. The Agreement also provides for the reimbursement of Mr. Hone for legal expenses incurred in connection with any legal action which may be required to collect the Company's obligations under this section of the Agreement.

         If Mr. Hone's services are terminated as a result of a Change-in-Control (as defined below) or without cause (as defined below), he shall be obligated to provide services to the Company as a consultant as the Board of Directors may request from time to time for a period expiring 30 days after the latest date upon which any option held by him is exercisable. During such period, his compensation for services as a consultant will be $1,000 per annum plus such additional remuneration as the parties may mutually agree upon.

         If any of the payments to Mr. Hone are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to avoid such a characterization.

         William J. Woodard

         Pursuant to a Change-in-Control/Severance Agreement (the "Woodard Agreement") dated December 23, 1996 between the Company and Mr. Woodard, in the event of the termination of Mr. Woodard's employment by the Company for any reason other than Termination for Cause (as defined below), death, disability or a Change-in-Control (as defined below), the Company will continue to pay Mr. Woodard for a period of one year following such termination an amount equal to his salary at the annual rate then in effect. In addition, the Company will provide him with his then current health, dental, life and accidental death and dismemberment insurance benefits for a period of one year following such termination. The Woodard Agreement contains a covenant not-to-compete during the one-year period in which severance benefits are being paid. In the event of the termination of Mr. Woodard's employment within the two-year period following a Change-in-Control (as defined below) of the Company, and such termination is (i) by the Company for any reason other than Termination for Cause (as defined below) or (ii) by Mr. Woodard if he terminates his employment for Good Reason (as defined below), the Company will pay Mr. Woodard in a lump sum cash payment an amount equal to the product of the sum of (x) his salary at the annual rate then in effect and (y) the highest annual bonus paid to him under the Company's current Management Incentive Plan or any successor plan in the three full fiscal years preceding termination multiplied by 2.9. In addition, Mr. Woodard will be immediately vested in any retirement, incentive or option plans then in effect and the Company will continue to provide him with his then current health, dental, life and accidental death and dismemberment insurance benefits for a period of three years.

         If any of the payments to Mr. Woodard are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to avoid such a characterization.

         William L. Parnell, Jr.

         Mr. Parnell, who had been an executive officer of Spectra, became Vice President, Operations of the Company in September 1996. As a result of the new position, Mr. Parnell relocated from Spectra's facility in Eugene, Oregon to the Company's headquarters in Webster, New York and the Company reimbursed him for all relocation expenses. Mr. Parnell also received an additional one month's base salary to compensate him and his family for the inconvenience in making the move. The Spectra Severance Letter entered into between Mr. Parnell and Spectra on March 31, 1996 (the "Parnell Spectra Severance Letter") continues to remain in effect, except that the "start date" for determining a Change-in-Control was changed from July 12, 1996 to September 1, 1996 and the "end date" after which there would be no severance payment for termination of employment as a result of Change-in-Control was changed from 18 months after July 12, 1996 to 54 months after September 1, 1996. Accordingly, if Mr. Parnell's employment is terminated without Cause (as defined below) by the Company or if he terminates his employment with the Company for Good Reason (as defined below), then if the termination is prior to March 1, 1998, the Company, for a period of 18 months following such termination, will pay him an amount equal to 133% of his then current monthly base salary and will provide him with his then current health, dental, life and accidental death and dismemberment insurance benefits. If the termination is subsequent to March 1, 1998 and prior to March 1, 2001, the Company will pay the foregoing severance benefits for a period of 12 months following such termination.

         Brad R. Reddersen


         Although the Company has not entered into any employment or severance agreement with Mr. Reddersen, the Spectra Severance Letter entered into between Mr. Reddersen and Spectra on March 31, 1996 (the "Reddersen Spectra Severance Letter") continues to remain in effect. Pursuant to the Reddersen Spectra Severance Letter, if, prior to January 12, 1998, Mr. Reddersen's employment is terminated without Cause (as defined below) by the Company or if he terminates his employment with the Company for Good Reason (as defined below), for a period of 18 months following such termination, the Company will pay to him an amount equal to 133% of his then current monthly base salary and provide him with his then current health, dental, life and accidental death and dismemberment insurance benefits.

         John F. O'Brien

         On July 12, 1996, the date on which Spectra became a wholly owned subsidiary of the Company, the Company entered into a six-month employment agreement (the "O'Brien Agreement") with Mr. O'Brien, who had been President of Spectra, pursuant to which he was employed as President of the Company with salary, bonus and benefits equivalent to those which he had been receiving from Spectra. Accordingly, during 1996, the Company paid to Mr. O'Brien a salary of $115,000, a bonus of $327,036 (calculated pursuant to Spectra's 1996 Management Incentive Plan and based upon the full year financial performance of Spectra as though it had not been acquired by the Company) and certain personal benefits aggregating $85,634. In addition, the O'Brien Agreement provided that Mr. O'Brien would continue to have the rights to certain severance benefits which had been set forth in the letter dated March 31, 1996 between Spectra and Mr. O'Brien (the "O'Brien Spectra Severance Letter"), except that for the purpose of calculating the amount of the severance payments, the "start date" would be January 12, 1997 rather than July 12, 1996. Pursuant to the O'Brien Spectra Severance Letter, the Company will pay Mr. O'Brien for a period of 30 months following the date of termination of employment (January 12, 1997) an amount equal to 137.5% of his monthly base salary (an aggregate of $920,000) and will continue to provide him with health, dental, life and accidental death and dismemberment insurance benefits. In addition, pursuant to a consulting agreement entered into between the Company and Mr. O'Brien on January 9, 1997, Mr. O'Brien will provide the Company with up to 20 hours per month of consulting services during the period between January 13, 1997 and July 12, 1997 at a fee of $5,000 per month.

         Certain Definitions. As used in the foregoing agreements and arrangements:

         (a) Change-in-Control generally means the acquisition of 30% of the Company's voting securities, or a change of 1/3 of the incumbent Board of
Directors without the prior approval of the members of the incumbent Board of Directors, or the merger or consolidation of the Company with another corporation where the shareholders of the Company would not, immediately after the merger or consolidation, own at least 50% of the voting securities of the corporation issuing the cash or securities in the merger or consolidation or the sale of substantially all of the assets of the Company.

         (b) Non-Approved Change-in-Control generally means a Change-in-Control that has not been approved by a majority of the members of the Board of
 Directors.

         (c) Termination for Cause generally means the termination of the employment of an officer because the officer has failed or refused to perform such services as may reasonably be delegated to him consistent with his position, or has been grossly negligent in connection with the performance of his duties, or has committed acts involving dishonesty, willful misconduct, breach of fiduciary duty, fraud, or any similar offense which materially affects his ability to perform his duties for the Company or may materially adversely affect the Company or has been convicted of a felony.

         (d) Good Reason generally means an officer's annual rate of salary is reduced from the annual rate then currently in effect or the officer's other employee benefits are in the aggregate materially reduced from those then currently in effect, (unless such reduction of employee benefits applies to employees of the Company), or the officer's place of employment is moved from its then current location, or the officer is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by the officer.

         (e) Termination without Cause generally means the termination of the employment of an officer for reasons other than death, disability, termination for cause or termination upon Change-in-Control.

Interest of Directors and Management in Certain Transactions

         Pursuant to the Company's 1987 Stock Option Plan, the Company has made loans to certain optionees in amounts sufficient to exercise stock options and to pay the federal and state income taxes incurred upon the exercise of said options. All loans are evidenced by promissory notes given by the optionee, bear interest at not less than the rate in effect for the Company's senior indebtedness to a financial institution, which is payable annually, extend for a period of not more than five years and are secured by a pledge of the shares purchased with the proceeds of the loan.

         The following is the amount of indebtedness owed to the Company by all directors and executive officers whose debt at anytime during 1996 was in excess of $60,000.
                                 Largest
                              Aggregate Amount
                            of Indebtedness at     Amount Outstanding    Rate of
Name of Individual          any time during 1996      on 2/1/97         Interest
------------------          --------------------      ---------         --------

Robert S. Ehrlich           $232,500                   $218,127            7.34%
 Director

L. Michael Hone             $360,431 (1)               $316,237            7.34%
 Chairman of the Board      $381,775 (2)               $381,775            9.50%
 & Chief Executive Officer

(1)      Indebtedness incurred in 1995 (the "1995 Indebtedness")
(2)      Indebtedness incurred in 1996


     Pursuant to the Company's employment agreement with Mr. Hone, in the event of any termination of his services, except for termination for cause, and except for the voluntary termination of services by Mr. Hone, any of the 1995 Indebtedness still owing by him to the Company at the time of such termination will be forgiven and extinguished and the Company will pay or reimburse to Mr. Hone the amount of taxes incurred by him in connection with any such forgiveness.

         In 1996, the Company paid approximately $689,300 to Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP for legal services rendered. Justin L. Vigdor, a director, is a member of that firm and Martin S. Weingarten, Secretary of the Company, is of counsel to that firm.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings.

                           CORPORATE PERFORMANCE GRAPH


         The following graph reflects a comparison of the cumulative total return of the Company's Common Shares from December 31, 1991 through December 31, 1996, with the Standard and Poor's 500 Index and the Standard and Poor's High Tech Composite Index. Comparisons of this sort are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Shares. The graph assumes that $100 was invested on December 31, 1991 in each of the Company's Common Shares, the Standard and Poor's 500 Index and the Standard and Poor's High Tech Composite Index and that all dividends were reinvested.


                Comparison of Five Year Cumulative Total Return*
                     Among PSC Inc., The S&P 500 Index and
                           The S&P Technology Sector

                        Dec.   Dec.   Dec.   Dec.  Dec.  Dec.
                        1991   1992   1993   1994  1995  1996
                        ----   ----   ----   ----  ----  ----
PSC Inc. .............. $100    132     63    137    97    75
S&P 500 ...............  100    108    118    120   165   203
S&P Technology Sector .  100    104    128    149   215   305

* $100 invested on 12/31/91 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION


         The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors (Messrs. O'Shea (Chairman), Henry and Rosenfeld) approves all of the policies under which compensation is paid or awarded to the Company's executive officers.

         The  Company's   policy  on  executive   compensation   is  to  provide
competitive compensation that will attract, motivate and retain executives with superior abilities.

         The Company's compensation program for executive officers consists of the following key elements: base salary, annual cash incentives and equity based incentives. Salary and annual incentive payments are mainly designed to reward current and past performances. Equity based incentives are primarily designed to provide strong incentives for long-term future performance. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and Chief Executive Officer, Mr. Hone, are described below.

         In order to determine the competitiveness of its pay structure, the Company and the Committee periodically utilize the services of an independent compensation consultant (the "Consultant"). In April 1996, the Consultant presented a report (the "April Report") analyzing compensation information for similar-sized companies (revenues of $100 million) in comparable industries. Then, following the Company's acquisition of Spectra in July 1996, whereby the Company became a company twice as large in size and scope as it had been, the Consultant submitted a report (the "October Report") reviewing the impact of the acquisition on executive compensation issues. The October Report analyzed compensation information for high technology companies with revenues of $200 million. In January 1997, the Consultant presented a report (the "1997 Report") recommending a plan design for a new management incentive program.

         Base Salary: Base salaries for executive officers, other than Mr. Hone, are recommended by management and are based upon an evaluation of the responsibilities of the position and upon a comparison with other executive officer positions in comparable companies. The Committee reviews the recommendations and makes salary adjustments based upon the individual's experience in the position and his or her performance level. The base salaries are normally reviewed annually. On the basis of the October Report and in order that the salaries of Company officers be competitive with those of officers in comparable positions in high technology companies with revenues of $200 million, the base salaries of certain executive officers of the Company were adjusted to reflect the average in the market (the 50th percentile) for that position.

         Annual Incentive: To reward performance, the Company provides eligible executives with additional current compensation in the form of bonuses. The annual incentive program for 1996 consisted of two bonus plans: the Employee Profit Sharing Plan (the "EPSP") in which all employees who had been employed by the Company for 90 days or more were eligible to receive payments and the Management Incentive Plan (the "MIP") in which certain key executives were eligible to participate. Each of these plans is closely related to Company performance. Under the EPSP, a pool not exceeding 10% of the Company's net income before taxes, bonuses and non-recurring costs is established, and each employee is entitled to receive a payment which is equal to that percentage of the pool that such employee's total wage or salary for the prior 60 months bears to the total wages and salaries for all such employees for the same 60 months. In 1996, $28,860 was allocated to the EPSP pool and payments were made to approximately 470 employees. However, no payments were made in 1996 to any key executive from the EPSP pool. In the case of the MIP, awards aggregating $200,000 were made to approximately 30 key executives, principally senior management, vice presidents and department managers, based upon overall performance of the Company as measured by return on capital employed ("ROCE") and sales growth. In addition, in 1996, 16 key executives received a special discretionary bonus for their performance in 1995 in the aggregate amount of $291,000.

         Key executives of Spectra did not participate in either the EPSP or the MIP in 1996. Instead, the incentive award plans of Spectra remained in effect for them throughout 1996. Spectra's 1996 Management Incentive Compensation Plan utilized a formula similar to that of the MIP and provided cash incentive payments based upon the full year financial performance of Spectra determined as if Spectra had not been acquired at mid-year. Based upon sales growth and ROCE, awards aggregating $1,732,882 were made to approximately 28 senior executives and department managers. In addition, most employees of Spectra, including key executives, received a pay-out under Spectra's "Phantom Stock" Plan, pursuant to which each employee had received a grant of 100 shares of "Phantom Stock" on January 1, 1994 and was entitled to receive the appreciated value that may have occurred at the end of a three-year period (December 31, 1996). An aggregate of approximately $661,700 was paid to 325 employees under this plan.

         Based upon the 1997 Report, the Committee adopted a new Management Incentive Program for 1997 (the "New MIP") which will be applicable to all of the Company's key executives and department managers. The New MIP provides cash incentive awards based upon overall performance by the Company as measured by ROCE and sales growth. ROCE is defined as operating income divided by net average capital as reported in the Company's financial statements. Sales growth is defined as the percentage increase of 1997 fiscal year revenue over 1996 fiscal year pro forma revenue. Both 1996 and 1997 revenue will include Spectra's revenue for the full year. For 1997, in determining incentive payouts, ROCE will be weighted more heavily than sales growth. If the target is achieved, awards varying from 10% to 60% of base salary will be paid. Below a threshold level of performance, no awards will be granted. If the target is surpassed, awards increase, depending on the percentage of target achieved. The incentive percentage for an employee is based upon position in the Company and is based upon market comparisons.

         Equity Based Incentives: Stock options are granted to aid in the retention of key employees and to align the interests of key employees with those of the shareholders. Stock option grants are discretionary and reflect the current performance and continuing contribution of the individual to the success of the Company. The Committee is responsible for determining the individuals to whom grants should be made, the time of grants and the number of shares subject to each option. Stock options are granted with an exercise price equal to the fair market value of the Company's Common Shares on the date of grant. Any value received by the executive from an option grant depends completely upon increases in the price of the Company's Common Shares. Consequently, the full value of an executive's compensation package cannot be realized unless an appreciation in the price of the Company's Common Shares occurs over a period of years.

         In January 1996, options for an aggregate of 214,465 Common Shares were granted by the Committee to officers and key employees of the Company, including those Named Executive Officers who were employees of the Company at that time. All option grants were consistent with market practices for high technology companies with revenues of $100 million.

         In October 1996, following the acquisition of Spectra, options for an aggregate of 396,454 Common Shares were granted by the Committee to certain officers and employees of both the Company and Spectra. The option grants to the officers and employees of the Company were designed to be competitive with option grants made by high technology companies with revenues of $200 million; those option grants to officers and employees of Spectra were designed also to encourage them to identify their interests with the interests of the shareholders of the Company. In making its determinations, the Committee utilized the data contained in the October Report and all the option grants reflected stock option multiples which are typically used in granting options for similar size companies. All the option grants fell within the market based multiples with the exception of the stock option grants to Messrs. Parnell and Reddersen and one other senior executive of Spectra. Their grants were slightly higher than market and reflected a one-time incentive to encourage them to focus on the long-term shareholder interests of the Company and to reward them for assuming additional responsibilities as executives of the Company .

         CEO Compensation

         The compensation of the Chief Executive Officer reflects the same elements as the compensation of the other executive officers. As discussed above (See "EXECUTIVE OFFICER COMPENSATION - Employment Contracts and Severance and Change-in-Control Arrangements"), a new employment agreement was entered into with Mr. Hone in September 1995. To reflect the fact that the Company doubled in size and revenues following the acquisition of Spectra in July 1996, the Committee in October 1996 increased Mr. Hone's base salary from $325,000 to $385,000, which was the 75th percentile of the market based salary ranges for high technology companies with revenues of $200 million.

         Of the $168,250 received by Mr. Hone as a bonus for 1996, $96,250 represented the Recognition Bonus set forth in his Employment Agreement and $72,000 represented a special, discretionary bonus for his performance in 1995. Although Mr. Hone would have also been entitled to a Performance Bonus for 1996 (calculated in the same manner as awards under the MIP for the other executive officers), he declined said bonus, believing that the performance of the Company in 1996 did not justify a payment to him. In 1997, Mr. Hone's Performance Bonus will be calculated under the New MIP.

         As shown in the table of Option Grants in Fiscal 1996 on page 16 herein, Mr. Hone was granted a stock option on January 12, 1996 for 44,680 shares. This option grant was determined in the same manner as that for other key employees and was based upon a multiple of base salary. No option was granted to Mr. Hone in October 1996 at the time that options were granted to certain other executives and key employees.

         Tax Considerations

         Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by a publicly-held corporation in any year with respect to each of its five most highly paid executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. At the 1994 and 1995 Annual Meetings, the Company obtained shareholder approval of the 1987 and 1994 Stock Option Plans, respectively, to qualify options under said Plans as "performance-based compensation" and to maximize the tax deductibility of such options. Accordingly, any gains realized upon the exercise of stock options granted under said Plans will qualify as performance-based compensation and will be fully deductible by the Company. The Committee believes that all of the Company's 1996 compensation expense will be deductible for federal income tax purposes.

                                                     Compensation Committee

                                                     James C. O'Shea, Chairman
                                                     James W. Henry
                                                     Jack E. Rosenfeld

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee consist of Messrs. James C. O'Shea (Chairman), James W. Henry and Jack E. Rosenfeld. All three members are non-employee directors and none has any direct or indirect material interest in or relationship with the Company outside of his position as director.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1996 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS


         Arthur  Andersen  LLP  have  been  the  Company's   independent  public
accountants since June 1985, and have been retained by the Board of Directors for the current year.

         It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if other matters properly come before the meeting, the persons named as Proxies in the enclosed Proxy will vote according to their best judgment. Shareholders are requested to date and sign the enclosed Proxy and to mail it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your Proxy at that time and vote in person, if you wish. Otherwise, your Proxy will be voted for you.


THE COMPANY WILL MAKE AVAILABLE AT NO COST, UPON THE WRITTEN REQUEST OF A SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF EXHIBITS TO THE COMPANY'S FORM 10-K WILL BE MADE AVAILABLE, UPON WRITTEN REQUEST OF A SHAREHOLDER AND THE PAYMENT TO THE COMPANY OF THE REASONABLE COSTS OF REPRODUCTION AND MAILING.

                                            By Order of the Board of Directors


                                                     Martin S. Weingarten
                                                              Secretary


Dated:  March 31, 1997
           Rochester, New York

                                                           PROXY
                              PROXY PSC INC. PROXY
                         ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 6, 1997

The undersigned, revoking all prior proxies, hereby appoints L. Michael Hone and Justin L. Vigdor, and either one of them with full power of substitution, as proxy or proxies to vote for the undersigned, in the name of the undersigned, all of the Common Shares of PSC Inc. (the "Company") of the undersigned, as if the undersigned were personally present and voting at the Company's Annual Meeting of Shareholders to be held at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York on May 6, 1997 at 9:00 a.m. (the "Annual Meeting"), and at any and all adjournments thereof, upon the following matters:

                  (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------

                                                               ------
                                                               Common

1.       Election of three (3) directors, each to serve a three-year term.

         FOR all nominees listed below               WITHHOLD AUTHORITY
         (except as marked to the contrary)      to vote for all nominees listed
                   ---                                   ---
                  |---|                                 |---|

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

         Donald K. Hess             James C. O'Shea           Justin L. Vigdor

2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SPECIFIED IN THE PROXY STATEMENT.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                   Dated:                             , 1997
                                               -----------------------
                                   Signature
                                               -------------------------------
                                   Signature
                                               -------------------------------

IMPORTANT: Sign the Proxy exactly as your name or names appear on your Common Share certificate; in the case of Common Shares held in joint tenancy, each joint tenant must sign. Fiduciaries should indicate their full titles and the capacity in which they sign. Please complete, sign, date and return this Proxy promptly in the enclosed envelope.